INTERNATIONAL SHIPHOLDING CORPORATION REPORTS THIRD QUARTER 2010 RESULTS

DECLARES THIRD QUARTER DIVIDEND OF $0.375 PER SHARE

Mobile, Alabama, October 27, 2010 - International Shipholding Corporation (NYSE: ISH) today announced the financial results for the quarter ended September 30, 2010.

Third Quarter 2010

•	Board approves the previously reported likelihood of a non-cash impairment charge relating to the rail ferry segment.
●	Excluding the non-cash impairment, the reported net income for the third quarter was $11.6 million, or $1.64 per share.
•	Following deliveries from the shipyard, three Oslo Bulk Joint Venture Mini-bulkers commenced voyage employment under commercial management.
•	Capesize Bulk Carrier fixed on a medium term time charter commencing December 2010.
•	Military Sealift Command Contracts extended into 2011.

Net Income

Primarily as a result of the $25.4 million non-cash impairment charge relating to the rail ferry service, International Shipholding Corporation reported a loss for the third quarter of $13.8 million. The impairment charge, which writes down the book value of the rail ferry assets, reflects the Company’s determination that future cash flows generated by these operations, while positive, will most likely remain below previous estimates and a downward adjustment of the book value is justifiable. During the ongoing evaluation of the rail ferry segment’s book value, the Company negotiated a retroactive reduction in the operating cost of this business segment. This reduction resulted in a one-time recapture of approximately $1.2 million of expenses reflected in the quarter’s results. Excluding the non-cash impairment charge, the Company reported slightly improved net income of $11.6 million for the three months ended September 30, 2010.  For the comparable period of 2009, the Company reported net income of $11.3 million.

Mr. Niels M. Johnsen, chairman and chief executive officer, commented, “Our fleet performed well in the third quarter, as we continue to meet the needs of our clients in niche markets. Even though our rail ferry service experienced an extraordinary, one-time increase in northbound cargo volumes owing to outages in Mexico’s cross border rail service and the future prospects for these operations are positive, we decided to take a one-time non-cash impairment charge related to this service.

We continue to carefully evaluate accretive business opportunities; therefore, our recent shelf registration positions us to access up to $200 million in capital when accretive business opportunities arise.”

Operating Income

Operating income for the three months ended September 30, 2010, improved to $14.7 million as compared to $9.9 million for the comparable period in 2009.

The Company’s Time Charter segments had improved results primarily from additional operating days on its U.S. flag Coal Carrier and vessels operated under contract to the Military Sealift Command.  Additionally, our operations in Indonesia, which had one of its vessels under repair in 2009, operated without incident in the current quarter.  Partially offsetting these favorable results were lower Pure Car/Truck Carrier supplemental cargo volumes in the current quarter as compared to the third quarter of 2009.   The results of the Contract of Affreightment segment were lower compared to the prior year period due to the scheduled reduction in the contracted freight rates that took effect in the fourth quarter of 2009.  The results of the Company’s Rail Ferry segment were higher compared to the third quarter of 2009 due to an increase in northbound cargo volumes which, as noted above, was a result of rail outages in Mexico.

Administrative and General Expense

Administrative and general expenses decreased by $638,000 from the third quarter in 2009.  The 2009 results included approximately $500,000 of non-recurring expenditures.

Interest and Other Expense

Interest expense for the three months ended September 30, 2010, increased from the comparable period in 2009.  This increase is directly attributable to the additional debt associated with our new international flag Pure Car Truck Carrier, partially offset by  scheduled principal reductions.  Other income from Vessel Financing of $577,000 is associated with the sale and subsequent financing of two Indonesian owned vessels supporting our service in that region.  The non-cash Foreign Exchange Loss of $3.4 million reflects the continued strengthening of the Yen versus the U.S. dollar.  At September 30, 2010 the outstanding Yen denominated facility of 5,102,500,000 Yen was revalued using an 83.48 to $1 USD exchange rate.

Federal Income Tax Benefit

The Company’s total income tax benefit for the third quarter of 2010 was $51,000 compared to a benefit of $581,000 for the comparable period in 2009.  The reduced benefit reflects improved results in the segments taxed at the U.S. corporate statutory rate.

Unconsolidated Entities

In the third quarter of 2010, the results from the Company’s unconsolidated entities decreased from the third quarter of 2009, because the current quarter’s results include a provision of U.S. income tax on gross earnings, while in 2009 no provision was required as a result of the tax law in effect at that time.  Additionally, the Company’s 25% investment in a venture contracted to build and operate Mini-bulkers was reduced by approximately $290,000 primarily as a result of a drop in the fair market value of that venture’s interest rate hedge instrument.

Dividend Declaration

The Company’s Board of Directors authorized the payment of a $0.375 dividend for each share of common stock owned on the record date of November 16, 2010, payable on December 1, 2010. The Company intends to continue to declare quarterly dividends. All future dividend declarations and amounts remain subject to the discretion of International Shipholding Corporation’s Board of Directors.

About International Shipholding Corporation

International Shipholding Corporation, through its subsidiaries, operates a diversified fleet of U. S. and foreign flag vessels that provide international and domestic maritime transportation services to commercial and governmental customers primarily under medium to long-term charters and contracts.

Caution concerning forward-looking statements

This press release contains forward-looking statements within the meaning of the U.S. federal securities laws. These forward-looking statements are based on assumptions and opinions concerning a variety of known and unknown risks. Please refer to ISH’s Annual Report on form 10-K for the year ended December 31, 2009 as well as its future filings and reports filed with or furnished to the Securities and Exchange Commission for a description of the business environment in which ISH operates and the important factors, risks and uncertainties that may affect its business and financial results. If any assumptions or opinions prove materially incorrect, any forward-looking statements made on that basis may also prove to be materially incorrect. ISH is not under any obligation to (and expressly disclaims any such obligations to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

Contact:

The IGB Group
Lev Janashvili
(212) 227-7098

David Burke
(646) 673-9701

International Shipholding Corporation
Niels M. Johnsen, Chairman (212) 943-4141
Erik L. Johnsen, President (251) 243-9221

INTERNATIONAL SHIPHOLDING CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(All Amounts in Thousands Except Share Data)
(Unaudited)

	Three Months Ended September 30,		Nine Months ended September 30,
	2010	2009	2010	2009
Revenues	$74,400	$92,261	$232,398	$290,156

Operating Expenses:
Voyage Expenses	49,925	71,682	166,381	226,625
Vessel Depreciation	4,923	5,087	13,671	15,481
Impairment Charge	25,430	-	25,430	2,899

Gross Voyage (Loss) Profit	(5,878)	15,492	26,916	45,151

Administrative and General Expenses	4,844	5,482	16,278	16,422
Loss/(Gain) on Sale of Other Assets	29	129	(46)	129

Operating (Loss) Income	(10,751)	9,881	10,684	28,600

Interest and Other:
Interest Expense	1,745	1,495	5,549	4,365
Derivative Loss	172	-	400	-
Gain on Sale of Investment	-	-	(16)	-
Other Income from Vessel Financing	(577)	-	(1,771)	-
Investment (Income) Loss	(303)	(145)	(1,469)	187
Foreign Exchange Loss	3,396	-	6,544	-
	4,433	1,350	9,237	4,552
Income (Loss) Before (Benefit) Provision for Income Taxes and
Equity in Net Income (Loss) of Unconsolidated Entities	(15,184)	8,531	1,447	24,048

(Benefit) Provision for Income Taxes:
Current	173	75	496	250
Deferred	(224)	(656)	(1,189)	(2,671)
	(51)	(581)	(693)	(2,421)
Equity in Net Income of Unconsolidated
Entities (Net of Applicable Taxes)	1,310	2,197	4,221	4,975

Net Income (Loss)	$(13,823)	$11,309	$6,361	$31,444

Basic Earnings (Loss) Per Common Share:	$(1.95)	$1.56	$0.89	$4.35

Diluted Earnings (Loss) Per Common Share:	$(1.95)	$1.55	$0.88	$4.33

Weighted Average Shares of Common Stock Outstanding:
Basic	7,075,659	7,228,570	7,186,335	7,223,460
Diluted	7,075,659	7,298,170	7,252,888	7,268,324

Dividends Per Share	$0.375	$0.500	$1.250	$1.500

INTERNATIONAL SHIPHOLDING CORPORATION
CONSOLIDATED BALANCE SHEETS
(All Amounts in Thousands)
(Unaudited)

	September 30,	December 31,
ASSETS	2010	2009

Current Assets:
Cash and Cash Equivalents	$32,413	$47,468
Marketable Securities	18,900	10,333
Accounts Receivable, Net of Allowance for Doubtful Accounts
of $293 and $299 in 2010 and 2009, Respectively:
Traffic	10,191	5,221
Agents'	1,859	3,353
Other	11,635	12,637
Net Investment in Direct Financing Leases	5,440	52,649
Other Current Assets	597	1,640
Notes Receivable	4,248	4,248
Material and Supplies Inventory, at Lower of Cost or Market	3,563	3,100
Total Current Assets	88,846	140,649

Investment in Unconsolidated Entities	25,189	15,971

Net Investment in Direct Financing Leases	51,567	55,046

Vessels, Property, and Other Equipment, at Cost:
Vessels	434,639	314,534
Leasehold Improvements	26,128	26,128
Construction in Progress	42,540	49,496
Furniture and Equipment	7,971	6,966
	511,278	397,124
Less - Accumulated Depreciation	(216,002)	(185,292)
	295,276	211,832

Other Assets:
Deferred Charges, Net of Accumulated Amortization	12,573	15,914
of $16,413 and $20,826 in 2010 and 2009, Respectively
Acquired Contract Costs, Net of Accumulated Amortization	-	364
of $30,525 and $30,162 in 2010 and 2009, Respectively
Due from Related Parties	4,104	5,043
Notes Receivable	41,204	45,490
Other	5,754	6,341
	63,635	73,152

	$524,513	$496,650

INTERNATIONAL SHIPHOLDING CORPORATION
CONSOLIDATED BALANCE SHEETS
(All Amounts in Thousands)
(Unaudited)

	September 30,	December 31,
	2010	2009
LIABILITIES AND STOCKHOLDERS' INVESTMENT

Current Liabilities:
Current Maturities of Long-Term Debt	$19,837	$68,789
Accounts Payable and Accrued Liabilities	27,805	31,039
Total Current Liabilities	47,642	99,828

Long-Term Debt, Less Current Maturities	183,395	97,635

Other Long-Term Liabilities:
Deferred Income Taxes	4,596	2,070
Lease Incentive Obligation	5,642	6,262
Other	53,990	51,924
	64,228	60,256

Stockholders' Investment:
Common Stock	8,548	8,484
Additional Paid-In Capital	84,447	83,189
Retained Earnings	177,254	180,121
Treasury Stock	(25,403)	(20,172)
Accumulated Other Comprehensive (Loss)	(15,598)	(12,691)
	229,248	238,931

	$524,513	$496,650

INTERNATIONAL SHIPHOLDING CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(All Amounts in Thousands)
(Unaudited)
	Nine Months Ended September 30,
	2010	2009

Cash Flows from Operating Activities:
Net Income	$6,361	$31,444
Adjustments to Reconcile Net Income to Net Cash Provided by
Operating Activities:
Depreciation	14,400	16,101
Amortization of Deferred Charges and Other Assets	7,095	8,262
Benefit for Federal Income Taxes	(1,189)	(2,617)
Impairment Charge	25,430	2,899
Equity in Net Income of Unconsolidated Entities	(4,221)	(4,975)
Distributions from Unconsolidated Entities	2,250	2,500
Gain on Sale of Assets	(46)	129
Gain on Sale of Investments	(16)	-
Loss on Foreign Currency Exchange	6,544	-
Deferred Drydocking Charges	(765)	(14,797)
Changes in:
Accounts Receivable	(2,474)	(4,670)
Inventories and Other Current Assets	(12)	(1,004)
Other Assets	640	(1,225)
Accounts Payable and Accrued Liabilities	(2,848)	4,071
Pension Plan Funding	(300)	(2,000)
Other Long-Term Liabilities	(314)	6,734
Net Cash Provided by Operating Activities	50,535	40,852

Cash Flows from Investing Activities:
Principal payments received under Direct Financing Leases	4,213	5,836
Capital Improvements to Vessels, Leasehold Improvements, and Other Assets	(80,065)	(52,220)
Proceeds from Sale of Assets	3,853	3,013
Purchase of Marketable Securities	(8,806)	(10,617)
Proceeds from Sale of Marketable Securities	598	294
Investment in Unconsolidated Entities	(3,334)	-
Payments on Related Party Note Receivables	4,422	15
Net Cash Used by Investing Activities	(79,119)	(53,679)

Cash Flows from Financing Activities:
Common Stock Repurchase	(5,231)	-
Proceeds from Issuance of Debt	132,185	33,007
Repayment of Debt	(103,094)	(9,834)
Additions to Deferred Financing Charges	(1,103)	(119)
Common Stock Dividends Paid	(9,228)	(10,865)
Net Cash Provided by Financing Activities	13,529	12,189

Net Decrease in Cash and Cash Equivalents	(15,055)	(638)
Cash and Cash Equivalents at Beginning of Period	47,468	51,835

Cash and Cash Equivalents at End of Period	$32,413	$51,197